Exhibit 99.1

News Release

Contact:	FOR IMMEDIATE RELEASE
Dennis Curtin
Weis Markets, Inc.
570-847-3636
dcurtin@weismarkets.com
Twitter: @WMKSpokesman

WEIS MARKETS REPORTS 2nd QUARTER RESULTS
Comparable Store Sales Increase for the 13th Consecutive Quarter

Sunbury, PA (August 2, 2017) - Weis Markets, Inc. (NYSE:WMK) today reported its second quarter sales for the thirteen week period ended July 1, 2017 increased 20.0 percent to $876.6 million compared to $730.4 million for the same period in 2016. The Company's second quarter comparable store sales, adjusted down for the Easter Holiday shift, increased 2.7 percent.

In the second quarter, the Company's operating income increased 15.2 percent to $27.7 million compared to $24.1 million for the same period in 2016. The Company's second quarter net income increased 21.0 percent to $18.5 million while earnings per share totaled $0.69 compared to $0.57 in 2016.

"Our comparable stores have now increased for the thirteenth consecutive quarter," said Weis Markets Chairman and Chief Executive Officer Jonathan Weis. "During this period our sales and net income benefited from the strong performance of our pharmacy and deli-food service departments, sustained and varied promotions throughout our seven state market area and increased store level efficiencies and expense controls."

Year-to-Date

For the 26 week period ended July 1, 2017, the Company's sales increased 17.7 percent to $1.7 billion compared to the same period in 2016 while comparable store sales were up 1.7 percent. Operating income totaled $48.0 million compared to $55.3 million in 2016. Year-to-date net income totaled $30.3 million, down 14.4 percent compared to 2016.

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About Weis Markets
Founded in 1912, Weis Markets, Inc. is a Mid Atlantic food retailer operating 204 stores in Pennsylvania, Maryland, Delaware, New Jersey, New York, Virginia and West Virginia. For more information, please visit: WeisMarkets.com or Facebook.com/WeisMarkets.

In addition to historical information, this news release may contain forward-looking statements, which are included pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. For example, risks and uncertainties can arise with changes in: general economic conditions, including their impact on capital expenditures; business conditions in the retail industry; the regulatory environment; rapidly changing technology and competitive factors, including increased competition with regional and national retailers; and price pressures. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risk factors described in other documents the Company files periodically with the Securities and Exchange Commission.

WEIS MARKETS, INC.

COMPARATIVE SUMMARY OF SALES & EARNINGS

Second Quarter - 2017
(Unaudited)
(in thousands, except shares and per share amounts)

	13 Week	13 Week
	Period Ended	Period Ended	Increase
	July 1, 2017	June 25, 2016	(Decrease)
Net Sales	$876,569	$730,433	20.0%
Income Before Income Taxes	28,130	24,739	13.7%
Provision for Income Taxes	9,655	9,474	1.9%
Net Income	$18,475	$15,265	21.0%
Weighted-Average
Shares Outstanding	26,898,443	26,898,443	---
Basic and Diluted
Earnings Per Share	$0.69	$0.57	$0.12

	26 Week	26 Week
	Period Ended	Period Ended	Increase
	July 1, 2017	June 25, 2016	(Decrease)
Net Sales	$1,728,798	$1,468,637	17.7%
Income Before Income Taxes	49,204	56,645	(13.1)%
Provision for Income Taxes	18,893	21,252	(11.1)%
Net Income	$30,311	$35,393	(14.4)%
Weighted-Average
Shares Outstanding	26,898,443	26,898,443	---
Basic and Diluted
Earnings Per Share	$1.13	$1.32	$(0.19)